BUFFALO GOLD LTD.
Suite 880, 609 Granville Street, Vancouver, B.C., Canada V7Y 1G5
Phone: 604-685-5492 Fax: 604-685-6940

Trading Symbol: NEX - BUF

NEWS RELEASE

March 11, 2004 - Buffalo Gold Ltd. ("Buffalo") reports that its agreement to acquire an interest in certain gold properties in the Peoples Republic of China from Terrawest Resource Holdings Ltd. ("Terrawest") has terminated as a result of the receipt by Terrawest of a notice from The Gold Group Co. of Guizhou Province terminating its Letter of Agreement on Cooperation dated August 30, 2003 with Terrawest for the establishment of a Sino-foreign cooperative joint venture company for the purpose of exploring and mining a number of mineral exploration permits in Guizhou Province.

By an agreement dated October 20, 2003 with Terrawest and its wholly-owned subsidiary, Terrawest Gold Corp. ("TGC"), Terrawest and TGC agreed to assign to Buffalo all of their interest in the Letter of Agreement on Cooperation.

Buffalo will continue to actively seek other resource properties of merit.

On behalf of the Board of Directors of
BUFFALO GOLD LTD.

"John V. Tully"

John V. Tully, President

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